PARSONS LAW FIRM

ATTORNEYS AT LAW

SUITE 1710

500 108TH AVENUE N.E.

BELLEVUE, WASHINGTON 98004

(425) 451-8036 FAX (425) 451-8568

James B. Parsons*                                                              e-mail firm-info@parsonslaw.biz                                            *Also admitted in Oregon and

jparsons@parsonslaw.biz                                                                                                                                                 the Northern Mariana Islands

Robert J. Burnett**                                                                                                                                                        **LL.M. in Taxation

rburnett@parsonslaw.biz

September 16, 2003

Board of Directors

Can/Am Autosales, Inc.

Re: Tradeability Opinion

To Whom it May Concern:

I have been requested to issue an opinion regarding the validity of shares of Can/Am Autosales, Inc. Can/Am Autosales, Inc. is a corporation that has filed a registration statement with the Securities and Exchange Commission registering 3,750,000 shares of common stock, of which existing shareholders are offering 2,250,000 shares.

The Company is duly organized under the laws of the State of Nevada and is currently in good standing. All corporate action required to authorize the issuance of the securities has been duly taken and all securities outstanding have been validly issued. Based on the information we have at this time, the Company has complied with all applicable securities laws and regulations. Upon registration, the shares being registered for sale by the Company, when sold, will be legally and validly issued, fully paid, and non assessable under the laws of the state of Nevada.

Parsons Law Firm consents to the inclusion of this letter as an exhibit to the Registration Statement, as well as to the reference to our firm under the section "Interests of Named Experts and Counsel".

Please contact me with any questions in this regard.

Very truly yours,

PARSONS LAW FIRM

/s/ James B. Parsons

James B. Parsons

JBP/jbp